Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Luzon Minerals Ltd. Elects Not to Exercise Option to Purchase Amayapampa Gold Project in Bolivia

Denver, Colorado, November 20, 2007 — Vista Gold Corp. (TSX & AMEX:  VGZ) announced today that Luzon Minerals Ltd. has decided not to exercise its option to acquire from Vista the Amayapampa Gold Project in Bolivia, citing its inability to advance the project with its current financial and personnel resources. Luzon had an option to acquire Vista’s interest in the project from Vista pursuant to an option agreement dated March 13, 2007 (see Vista’s press release dated March 14, 2007).  Vista and Luzon have entered into an agreement regarding the termination of the option agreement and the terms on which Luzon’s outstanding obligations with respect to the project will be satisfied.

Mike Richings, Vista’s Executive Chairman and CEO, commented on the news: “We have been concerned about the slow progress at the Amayapampa project during these times of high gold prices and recognized that continued delay in placing the project into production might not be well received by the local community. Vista plans to continue to advance the project while seeking a partner or buyer with the financial and personnel resources to manage and develop the project and commence commercial gold production in the shortest time possible. Vista plans to engage consultants and commence a work program to upgrade the scoping study completed by Luzon (initially filed on SEDAR under Luzon Minerals Ltd. and subsequently by Vista on October 18, 2006) to a feasibility study. We remain confident that the project is an attractive project at today’s gold prices.   Employee training, which Luzon had started, utilizing the services of professional trainers, will continue and the workers will be provided opportunities to participate in the on-site activities related to the proposed work program as plans for the program are developed.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at current gold prices. Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as plans to advance the Amaypampa Project including plans for commencement of a work program to upgrade the scoping study to a feasibility study for the Project and performance or results of any such feasibility study, plans to seek a potential partner or buyer to manage or develop the Amayapampa Project, timing for commencement of commercial production at the Project, anticipated profitability of the Project, continuation of employee training at the Project, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com